QUARTERLY AND YEAR END REPORT
BC FORM 51-901F

(Previously Form 61)
Schedules: B & C

Freedom of Information and Protection of Privacy Act: The personal information requested on this form is collected under the authority of and used for the purpose of administering the *Securities Act*. Questions about the collection or use of this information can be directed to the Supervisor, Financial Reporting (604-899-6729), PO Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, BC, V7Y 1L2. Toll free in British Columbia 1-800-373-6393.

ISSUER DETAILS	For Quarter Ended			Date of Report		
NAME OF ISSUER	Y	M	D	Y	M	D
Triband Enterprise Corp.	02	11	30	03	04	20

ISSUER ADDRESS
Suite 903 – 1485 West 6th Ave.

CITY	PROVINCE	POSTAL CODE	ISSUER FAX NO.	ISSUER PHONE NO.
Vancouver	B.C.	V6H 4G1	(604) 714-0879	(604) 331-0096

CONTACT PERSON	CONTACT POSITION	CONTACT PHONE NO.
Gary Freeman	President	(604) 331-0096

CONTACT EMAIL ADDRESS	CONTACT WEB SITE ADDRESS
garyfreeman@telus.net	

CERTIFICATE

The three schedules required to complete this Report are attached and the Board of Directors has approved the disclosure contained therein. A copy of this Report will be provided to any shareholder who requests it.

		DATE SIGNED		
DIRECTOR'S SIGNATURE	PRINT FULL NAME	Y	M	D
"Gary Freeman" (signed)	Gary Freeman	03	04	20

		DATE SIGNED		
DIRECTOR'S SIGNATURE	PRINT FULL NAME	Y	M	D
"Jerry Pogue" (signed)	Jerry Pogue	03	04	20

Triband Enterprise Corp.
Schedule B - Supplementary Information
November 30, 2002

(1) ***Analysis of Expenses and Deferred Costs:***

During the year, the Company incurred exploration costs of $57,663 (2001: $19,293).
All of these costs were related to the Company's Nevada, USA mineral claims.

Claim fees	3,620
Insurance	2,926
Option payments	11,491
Consulting	38,981
Other	646
	57,664

Refer to Note 5 to the Consolidated Financial Statements.

(2) ***Related party transactions:***

During the year the Company incurred fees of $60,000 (2001: $70,000) to directors of the Company.
These amounts are included in Consulting fees on the Consolidated Statement of Operations and Cumulative Loss

(3a) ***Summary of securities issued during the period:***

Date	Type	Type of Issue	Number	Price	Proceeds	Consideration	Issue Costs
12/10/01	Common	Shares for debt	475,337	$ 0.10	N/A	Debt for $47,534	Nil
2/1/02	Common	Private placement	1,350,000	$ 0.10	$ 135,000	Cash	$ 5,000
2/1/02	Common	Finder's fees	50,000	$ 0.10	N/A	Services	Nil
2/22/02	Common	Warrants exercised	200,000	$ 0.12	$ 24,000	Cash	Nil
2/22/02	Common	Warrants exercised	200,000	$ 0.12	$ 24,000	Cash	Nil
3/8/02	Common	Warrants exercised	200,000	$ 0.12	$ 24,000	Cash	Nil
3/6/02	Common	Warrants exercised	150,000	$ 0.12	$ 18,000	Cash	Nil
4/4/02	Common	Warrants exercised	30,000	$ 0.12	$ 3,600	Cash	Nil
5/24/02	Common	Warrants exercised	150,000	$ 0.12	$ 18,000	Cash	Nil
6/14/02	Common	Shares for debt	82,272	$ 0.23	N/A	Debt for $18,923	Nil
6/14/02	Common	Private placement	850,000	$ 0.23	$ 195,500	Cash	$ 10,350
6/14/02	Common	Finder's fees	45,000	$ 0.23	$ 10,350	Services	Nil
6/14/02	Common	Warrants exercised	80,834	$ 0.30	$ 24,250	Cash	Nil
6/14/02	Common	Warrants exercised	250,000	$ 0.12	$ 30,000	Cash	Nil
8/6/02	Common	Stock option exercised	25,000	$ 0.17	$ 4,250	Cash	Nil
8/6/02	Common	Warrants exercised	120,000	$ 0.12	$ 14,400	Cash	Nil
10/10/02	Common	Stock option exercised	50,000	$ 0.17	$ 8,500	Cash	Nil
			4,308,443				
2/1/02	Warrants	Private placement	1,350,000	N/A	N/A	N/A	Nil
6/14/02	Warrants	Private placement	895,000	N/A	N/A	N/A	Nil

(3b) ***Summary of options granted during the period:***

Date	Number	Optionee	Price	Expiry Date	Desc.
2/27/02	250,000	Gary Freeman	0.17	27/Feb/07	Director
2/27/02	90,000	Jerry Pogue	0.17	27/Feb/07	Director
2/27/02	50,000	Michael Bartlett	0.17	27/Feb/07	Director
2/27/02	25,000	Sam Szajman	0.17	27/Feb/07	Director
2/27/02	65,000	William Green	0.17	27/Feb/07	Director
2/27/02	25,000	Kathleen Martin	0.17	27/Feb/07	Employee
	505,000				

(4) ***Summary of securities as at the end of the period:***

a) Authorized share capital: Unlimited number of Common Shares without par value
Unlimited number of Preferred Shares, issuable on series

b) Issued share capital: 7,085,736 Common Shares ($4,820,016 recorded value)

c) Options, warrants and convertible securities outstanding:

Security	Number	Price	Expiry Date
Warrants	50,000	$0.15	10/10/03
Warrants	814,166	$0.30	6/5/04
Options	430,000	$0.17	2/27/07

Also refer to Note 6 to the Consolidated Financial Statements.

d) Shares subject to pooling or escrow agreements: Nil

(5) ***List of directors and officers at end of the period:***

Jerry G. Pogue, Director
Michael L. Bartlett, Director
Gary R. Freeman, Director and President
William R. Green, Director and Secretary

TRIBAND ENTERPRISE CORP.
NOVEMBER 30, 2002

Schedule C – Management Discussion & Analysis

Description of Business:

Triband Enterprise Corp. is a corporation engaged in the acquisition and exploration of mineral properties in the United States. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, maintaining the mining licenses in good standing with government agencies, the stability of the socio-political environment in the jurisdictions which the Company operates, the ability of the Company to obtain necessary financing to complete the development, the future profitable production or proceeds from the disposition of mining properties, and the Company's ability to satisfy its commitment obligations.

This Management Discussion & Analysis summarizes the activities of the Company to date, and provides financial information for the period ended November 30, 2002. The following discussion and analysis should be read in conjunction with the most recent audited year-end financial statements and notes thereto for the year ended November 30, 2002.

Discussion of Operations and Financial Conditions:

Mineral Properties

The Company has resumed its exploration activities and fulfilled its work commitments in the Whisky Canyon project in Nevada. The Company has acquired new information about this area and is formulating an exploration plan. Accordingly, on January 28, 2003, the Company announced it will initiate exploration on its Lewis property in 2003. The Lewis property consists of the 100% owned BET claims covering 450 acres and the Betty O'Neal group, currently under option, covering 330 acres. During the year, the Company paid US$7,500 against a property payment of US$15,000 due on July 9, 2002 in respect of the Betty O'Neal claims. The Company reached an agreement with the property owner of the Betty O'Neal claims to defer the balance of the property payment due being US$7,500 until February 8, 2003, and was paid at that time.

Analysis of operating results

The net loss for the year ended November 30, 2002 was $315,085 or $0.06 per share in comparison with $679,437 or $0.42 per share for the prior year. The decrease in loss is entirely due to the $435,496 Impairment of mineral properties write-down in the prior year. Operating expenses overall increased $69,533. Consulting fees decreased marginally from $108,667 to $100,522 in 2002. Exploration costs increased from $19,293 to $57,663 due to option payments, fees paid to geological consultants for their time in compiling geological data and conducting reviews on mineral properties. Professional fees increased from $26,956 to $40,79820 primarily due to the costs associated with the Company's change in accounting policy which required several prior financial reports to be refiled. Finally, shareholder communications decreased from $10,466 to $4,176.

Related parties

During the year, and the previous year, the Company paid $60,000 to a private company controlled by the President for his management services that include day to day overseeing and directing all activities in the Company. Geological consulting fees of $31,400 (2001: $10,000) were paid to a company owned by a director.

In July 2002, Mr. Sam Szajman resigned as director of the Company.

Subsequent Events:

On December 10, 2002 the Company completed a private placement of 250,000 units at $.12 per unit, for gross proceeds of $30,000. Each unit consists of one common share and one share-purchase warrant exercisable at $0.15 until December 3, 2004.

On January 24, 2003, the Company granted 200,000 options exercisable at $0.24 per share for five years expiring on January 24, 2007. These options were granted to the President (175,000) and a consultant (25,000).

On February 10, 2003, Mr. Gil Atzmon was appointed to the Board of Directors of the Company. Mr. Atzmon has many years of experience with capital markets and venture capital, development of mineral property portfolios, and was previously an investment strategist and portfolio manager. Mr. Atzmon has a Masters Degree in Energy and Mineral Resources (Univ. of Texas).

On February 19, 2003 the Company entered into a Corporate Development Services Agreement with Talisman Venture Partners Ltd. ("Talisman") for a three-month period. Talisman provides investor communications consulting and program development, public relations, and relationship development with the investment community. Remuneration consists of $3,500 per month, plus 25,000 stock options at a price to be determined and approved by the regulatory authority, exercisable for a period of up to five years.

On March 21, 2003 the Company reported that it had filed its Restated and Amended annual financial statements dated November 30, 2001, and quarterly financial statements and reports for the periods ended February 28, 2002, May 30, 2002 and August 31, 2002.

Financings, Principle Purposes and Milestones:

During the year, the Company issued a total of 4,308,443 common shares, comprising a) 4,213,443 shares for cash of $523,500 and settlement of debts of $66,457, and b) 95,000 shares issued as finders' fees. Private placement financings raising $330,500 were undertaken for purposes of raising working capital and conducting due diligence on mineral properties. Actual operating results correspond to those intended uses of the funds.

Liquidity and Solvency:

Current working capital in the Company is sufficient to continue operations in the near term. The Company will require additional financing to continue its operations beyond a year and conduct either exploration programs on its properties or acquire other mineral property assets of merit.